LOAN AND SECURITY AGREEMENT

among

FAT Brands Inc., as the Borrower;

the subsidiaries and affiliates of the Borrower

listed on the signature pages hereto , as Guarantors;

and

FB Lending, LLC, as Lender

Dated as of July 3, 2018

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of July 3, 2018 (the “Closing Date”) is made by and among FAT Brands Inc., a Delaware corporation (“Borrower”), the subsidiaries and affiliates of the Borrower listed on the signature pages hereto (the “Guarantors”) and FB Lending, LLC, a California limited liability company (“Lender”).

RECITALS:

A.       The Borrower has requested that Lender extend a senior secured term loan facility to the Borrower in the amount of Sixteen Million Dollars ($16,000,000), the proceeds of which will be used, together with proceeds from the issuance of preferred stock, to (i) retire and extinguish all of the existing senior secured indebtedness owed to TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”) under that certain Securities Purchase Agreement dated April 27, 2018 (the “TCA Facility”) between the Borrower and TCA, for a payment of approximately $2.2 million, (ii) complete the acquisition of Hurricane AMT, LLC, (iii) fund Transaction Costs and (iv) fund a minimum of $5 million to the Borrower’s balance sheet for general corporate purposes. To induce the Lender to make the Loan hereunder, the Borrower has agreed to grant a first priority security interest in all its assets to secure its Obligations under the Loan Documents.

B.       To induce the Lender to make the Loan hereunder, the Guarantors, for good and valuable consideration, have agreed to guaranty the Borrower’s Obligations under the Loan Documents and to grant to Lender a first priority security interest in all the assets of the Guarantors to secure the Obligations under the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.       DEFINITIONS. As used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

1.1       “Affiliate” shall mean any Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds 5% or more of any class of the voting stock or other equity interest in Borrower; or (iii) 5% or more of the voting stock or other equity interest of which is beneficially owned or held by Borrower. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests. by contract or otherwise.

1.2       “Agreement” shall mean this Loan and Security Agreement, together with all Schedules and Exhibits attached or otherwise identified thereto, as the same may be amended, modified, restated or supplemented from time to time.

1.3       “Anti-Terrorism Laws” shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act.

1.4       “Blocked Person” shall mean any person: (a) listed in the annex to Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order No. 13224, (c) with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224. (e) a person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (f) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (g) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

1.5       “Borrower” shall have the meaning set forth in the Preamble of this Agreement.

1.6       “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks under the laws of the State of New York are authorized or required by law to close.

1.7       “Capital Expenditure” shall mean, as determined in accordance with GAAP, the dollar amount of gross expenditures (including obligations under capital leases) made or incurred for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) during any period.

1.8       “Change of Control” means the occurrence of any of the following:

(a)       the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision);

(b)       the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c)       the consummation of any transaction (including, without limitation, any merger, consolidation or other business combination), the result of which is that any “person” or “group” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner in a single transaction or a series of related transactions, directly or indirectly, of more than 50% of the voting stock of the Borrower, measured by voting power rather than number of shares; or

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(d)        the first day on which a majority of the members of the Board of Directors of the Borrower were not members of the Board of Directors on the Closing Date.

1.9       “Closing Date” shall have the meaning set forth in the Preamble.

1.10       “Code” shall mean the Internal Revenue Code of the United States, as amended.

1.11       “Collateral” shall mean all tangible and intangible personal property of each Loan Party, wherever located and whether now owned or hereafter acquired, including but not limited to all accounts, contracts rights, franchise rights, chattel paper, cash, general intangibles, investment property, machinery, equipment, goods, inventory, furniture, fixtures, letter of credit rights, books and records, deposit accounts, documents, instruments and commercial tort claims, together with all proceeds thereof, including insurance proceeds (as each such term above is defined in the UCC).

1.12       “Collateral Access Agreement” shall mean a Collateral Access Agreement with respect to the chief executive office of the Borrower and substantially in the form of Exhibit D with such amendments or modifications as may be approved by the Lender.

1.13       “Collateral Questionnaire” shall mean a certificate reasonably satisfactory to the Lender that provides information with respect to the personal or mixed property of each Loan Party.

1.14       “Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit B.

1.15       “Consolidated Adjusted EBITDA” shall mean, without duplication for any period, Consolidated Net Income for such period, adjusted by adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a)       GAAP depreciation, amortization, Consolidated Interest Expense and income taxes;

(b)       one-time non-cash restructuring and integration expenses, extraordinary losses and charges, including without limitation, severance payments; provided that the aggregate amount included pursuant to this clause (b) shall not exceed 20% of Consolidated Adjusted EBITDA (prior to giving effect to this clause (b));

(c)       transaction fees and expenses incurred in connection with any Permitted Acquisition and related financings, and

(d)       non-cash charges and losses; less

(1)       without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, non-cash gains.

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1.16       “Consolidated Interest Expense” shall mean, for any period, total consolidated interest expense (including interest attributable to obligations under capital leases in accordance with GAAP) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries.

1.17       “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication:

(a)       the income (or loss) of any Person accrued prior to the date it became a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries;

(b)       the income (or loss) of any Person that is not a Subsidiary of the Borrower or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents (or to the extent subsequently converted into cash or cash equivalents) to the Borrower or any of its Subsidiaries by such Person in such period;

(c)       the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by operation of the terms of its Organizational Documents or any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary;

(d)       any after-tax effect of any extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period; and

(e)       the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income.

1.18       “Control Agreement” means, with respect to each Loan Party, a deposit account control agreement over each deposit account (other than any payroll account or zero balance account) of such Loan Party, for which the average balance over a period of three months is $20,000 or more.

1.19       “Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Loan Party is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 9.19 under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

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1.20       “Copyrights” shall mean all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, and all designs, whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 9.19 under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

1.21       “Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default, whether or not Lender has declared an Event of Default to have occurred.

1.22       “Default Rate” shall have the meaning set forth in Section 3.1.

1.23       “Domestic Subsidiaries” shall mean a Subsidiary that was formed under the laws of the United States or any State thereof or the District of Columbia and is a “United States person” within the meaning of Section 7701(a)(30) of the Code

1.24       “Environment” shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

1.25       “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of “hazardous substances” and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

1.26       “Equity Interest” shall mean, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

1.27       “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.28       “Events of Default” shall have the meaning set forth in Article 12 of this Agreement.

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1.29       “Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including without limitation amounts received in respect of indemnity obligations of a seller under any stock or asset purchase agreements, foreign, United States, state or local tax refunds to the extent not included in the calculation of EBITDA and pension plan reversions, but excluding (a) cash proceeds received by any Loan Party pursuant to business interruption policies of insurance and (b) cash proceeds not exceeding $1,000,000 (per occurrence) received from casualty insurance policies to the extent used by the Loan Party to replace Equipment within sixty (60) days of receipt thereof .

1.30       “Fiscal Year” shall mean with respect to any Person, a year of 365 or 366 days, as the case may be, ending on the last day of June in any calendar year.

1.31       “GAAP” shall mean United States generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.32       “Governmental Rules” shall have the meaning set forth in Section 6.20 of this Agreement.

1.33        “Guarantors” shall mean each of the Borrower’s wholly-owned subsidiaries and affiliates, including , but not limited to, Fatburger North America, Inc., a Delaware corporation, Ponderosa Franchising Company LLC, a Delaware limited liability company, Bonanza Restaurant Company LLC, a Delaware limited liability company, Ponderosa International Development, Inc., a Delaware corporation, Puerto Rico Ponderosa, Inc., a Delaware corporation, Buffalo’s Franchise Concepts, Inc., a Nevada corporation, Buffalo’s Franchise Concepts Inc., a Georgia corporation, Fatburger Corporation, a Delaware corporation, and Homestyle Dining LLC, a Delaware limited liability company (together with any additional Domestic Subsidiary that at any time after the Closing Date becomes an additional Guarantor to this Agreement and any additional Person that at any time after the Closing Date guarantees payment or performance of the whole or any part of the Obligations).

1.34       “Indebtedness” shall mean and include all obligations for borrowed money of any kind or nature, including funded debt and unfunded liabilities; contingent obligations under guaranties or letters of credit; and all obligations for the acquisition or use of any fixed asset, including capitalized leases, or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same is payable, and the Obligations; provided that “Indebtedness” shall not include surety bonds or performance bonds or other obligations of a like nature incurred in the Borrower’s ordinary course of business as currently conducted.

1.35       “IP Security Agreement” shall mean each intellectual property security agreement executed and delivered by a Loan Party in favor of the Lender to perfect the Lender’s security interest in Collateral consisting of Patents, Trademarks or Copyrights held by the Borrower.

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1.36       “Lender’s Commitment” shall mean Sixteen Million Dollars ($16,000,000).

1.37       “Loan” shall mean the term loan made by Lender under this Agreement.

1.38       “Loan Documents” shall mean this Agreement, the Term Loan Note, the Warrant, the Collateral Access Agreement, each IP Security Agreement, each Control Agreement and all other agreements, guaranties, pledges, collateral access agreements, support agreements, assignments, certificates, documents and instruments to be delivered by Borrower or any other Person under this Agreement or in connection with the Loans, the Collateral or any other Indebtedness or Obligations of Borrower to Lender, as the same may be amended, modified, restated or supplemented from time to time.

1.39       “Loan Interest Rate” shall mean fifteen percent per annum.

1.40       “Loan Party” shall mean the Borrower and the Guarantors.

1.41       “Material Adverse Effect” shall mean any material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of any Loan Party; (b) any Loan Party’s ability to pay or perform the Obligations in accordance with their terms; (c) the value, collectability or salability of the Collateral or the perfection or priority of Lender’s liens; (d) the validity or enforceability of this Agreement or any of the Loan Documents; or (e) the practical realization of the benefits, rights and remedies inuring to Lender under this Agreement or under the Loan Documents, all at the reasonable discretion of the Lender.

1.42       “Material Contract” means (i) any contract, license or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (ii) any contract, license, agreement or arrangement, individually or in the aggregate, to which the Borrower or any of its Subsidiaries is a party (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) involving aggregate consideration payable (A) to the Borrower or such Subsidiary in connection with a revenue-generating contract, license or agreement of $1,000,000 or more per Fiscal Year or (B) by the Borrower or such Subsidiary in connection with a distributor, licensor, vendor or supplier contract, license or agreement of $1,000,000 or more per Fiscal Year (in the case of this clause (ii), other than contracts that by their terms may be terminated by such Person or the Borrower or any of its Subsidiaries in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (iii) to the extent not listed above, all contracts and arrangements listed on Schedule 9.19 (and any extensions or renewals thereof).

1.43       “Maturity Date” shall mean June 30, 2020.

1.44       “Net Cash Proceeds” shall mean shall mean:

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(a)       with respect to any sale or disposition by any Loan Party of assets (including, without limitation, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party or Subsidiary thereof) condemnation, confiscation, requisition, seizure or taking thereof), the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party, in connection therewith after deducting therefrom only (i) fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such sale or disposition to the extent that such fees, commissions and expenses are acceptable to Lender in its commercially reasonable discretion based on comparable sales or dispositions, (ii) any Indebtedness that financed such assets and that is required to be paid by the Loan Party in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction;

(b)       with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the issuance by any Loan Party of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such issuance or incurrence to the extent that such fees, commissions and expenses are acceptable to Lender in its commercially reasonable discretion based on comparable sales or dispositions, and (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party, and are properly attributable to such transaction; and

(c)       with respect to any Extraordinary Receipt, the aggregate cash proceeds received by any Loan Party pursuant thereto, net of the direct costs relating thereto.

1.45       “Notice of Borrowing” shall mean a borrowing request in substantially the form set forth in Exhibit A attached hereto.

1.46       “Obligations” shall mean and include all loans (including the Loan), debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or any Affiliate of the Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, or any of the other Loan Documents or under any other agreement or by operation of law, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by purchase or assignment), absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, fees (including the Prepayment Premium), commitment, facility, collateral management or other fees, attorneys’ fees and expenses, consulting fees and expenses and any other sum chargeable to the Borrower under this Agreement, or any of the other Loan Documents.

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1.47       “OFAC” shall mean the U.S. Department of Treasury Office of Foreign Assets Control (or any successor agency).

1.48       “Organizational Document” shall mean (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, association or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

1.49       “Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether any Loan Party is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 9.19 under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

1.50       “Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application required to be listed in Schedule 9.19 under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

1.51       “Permitted Acquisitions” shall mean any acquisition by Borrower of (i) all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) no less than 80% of the equity interests of any Person, in each case, that meets all of the following requirements:

(a)       prior to the proposed closing date of such acquisition, Borrower shall have delivered written notice of such acquisition to Lender, which notice shall include the proposed closing date of such acquisition;

(b)       prior to the proposed closing date of such acquisition, Borrower shall have delivered to Lender, copies of substantially final acquisition documentation;

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(c)       no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;

(d)       prior to the proposed closing date of such acquisition, Borrower shall have delivered to Lender, a compliance certificate, in form and substance reasonably satisfactory to Lender and with supporting calculations attached, executed by the chief executive officer of Borrower, demonstrating that Borrower, on a pro forma basis for the 12 month period then ending on the closing date of the acquisition, has a cumulative Consolidated Adjusted EBITDA at least equal to the amounts required to permit Restricted Junior Payments as set forth in Section 10.6; and

(e)       Borrower shall not utilize cash assets as consideration, in whole or in part, for such acquisition of assets or equity interests without the prior consent of the Lender.

1.52       “Permitted Holders” shall mean Fog Cutter Capital Group.

1.53       “Permitted Preferred Equity” shall mean (i) up to $4,500,000 of preferred stock of the Borrower, to be issued in partial consideration for the acquisition of Hurricane AMT, LLC, (ii) $8,000,000 of Series A Fixed Rate Cumulative Preferred Stock of the Borrower, which was initially issued on or about June 8, 2018 to Trojan Investments, LLC, and (iii) up to an additional $2,000,000 of Series A Fixed Rate Cumulative Preferred Stock of the Borrower.

1.54       “Permitted Liens” shall mean:

(a)       liens securing the Obligations;

(b)       the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords arising out of operation of law so long as the obligations secured thereby (i) are not past due or (ii) are being properly contested and for which Borrower has established adequate reserves;

(c)       liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;

(d)       liens in equipment (including capital leases) to secure purchase money Indebtedness permitted under Section 10.1 hereof, so long as such security interests do not apply to any property of Borrower other than the equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of such equipment;

(e)       liens incurred in connection with surety bonds or performance bonds and other obligations of like nature incurred in its ordinary course of business as currently conducted; and

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(f)       liens for taxes, assessments or governmental charges not delinquent or being contested by Borrower in good faith by appropriate proceedings being diligently conducted and for which reserves in accordance with GAAP have been established and maintained, provided that Borrower has notified Lender of such a lien and has provided Lender with all relevant documentation and related correspondence, including all ongoing correspondence related to a resolution of the matter.

1.55       “Person” shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

1.56       “Plan” shall mean an employee benefit plan or other plan now or hereafter maintained for employees of Borrower or any subsidiary of Borrower and covered by Title IV of ERISA.

1.57       “Pledged Debt” shall mean all indebtedness for borrowed money owed to any Loan Party, whether or not evidenced by any instrument, including, without limitation, all indebtedness described on Schedule 9.19 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

1.58       “Pledged Equity Interests” shall mean, in each case as owned by any Loan Party and pledged as Collateral hereunder, all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any entity including, without limitation, any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

1.59       “Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 9.19 (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of any Loan Party on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

1.60       “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 9.19 (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of any Loan Party on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

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1.61       “Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 9.19 (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of any Loan Party in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

1.62       “Preferred Equity” means a direct or indirect equity ownership interest in, economic interests in, or rights with respect to, the Borrower that provide an equity owner preferred dividend, distribution, payment, or return treatment relative to other equity owners.

1.63       “Prepayment Premium” means, with respect to the prepayment of the Loan prior to the Maturity Date, whether voluntarily or mandatory, whether or not during the existence of an Event of Default and whether before or after acceleration:

(a)       ten percent (10%), in the case of a prepayment prior to the first anniversary of the Closing Date; and

(b)       five percent (5%), in the case of a prepayment on or after the first anniversary of the Closing Date but prior to the Maturity Date.

Loan Parties acknowledge that the Lender shall suffer damages on account of the early payment of the Loan and that the Prepayment Premium is a reasonable calculation of the lost profits of the Lender holding the Loan in view of the difficulties and impracticality of determining actual damages resulting from prepayment

1.64       “Reportable Event” shall have the meaning assigned to that term in Title IV of ERISA.

1.65       “Restricted Junior Payment” shall mean (i) any cash dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of any Loan Party or any of its subsidiaries now or hereafter outstanding (other than any such dividend or distribution from a Loan Party to another Loan Party); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of any Loan Party or any of its Subsidiaries now or hereafter outstanding; (iii) payments with respect to any earn-out obligation or deferred purchase price in connection with any acquisition agreement (other than working capital adjustments) and (iv) any payments of principal, interest, premium or other amounts payable with respect to Subordinate Indebtedness.

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1.66       “Sanctioned Country” shall mean any country subject to the sanctions program identified on the most current list maintained by OFAC.

1.67       “Solvent” shall mean when used with respect to any Person, such Person (a) owns property the fair value of which is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (b) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (c) is able to pay all of its Indebtedness as such Indebtedness matures, and (d) has capital sufficient to carry on its then existing business.

1.68       “Subordinate Indebtedness” shall mean any Indebtedness which is subordinated or junior in right of payment to the Loan and, with respect to the Guarantors, the guarantees of the Loan hereunder.

1.69       “Subsidiary” shall mean with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

1.70       “Term Loan Note” shall mean the promissory note, in form and substance satisfactory to Lender, to be given by Borrower to Lender to evidence the Loan.

1.71       “Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether any Loan Party is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 9.19 (as such schedule may be amended or supplemented from time to time).

1.72       “Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 9.19 (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

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1.73       “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether any Loan Party is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 9.19 (as such schedule may be amended or supplemented from time to time).

1.74       “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

1.75       “Transaction Costs” shall mean the fees, costs and expenses payable by the Borrower on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

1.76       “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

1.77       UCC Definitions. References to terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof), including the meanings of Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Equipment, General Intangibles, Goods, Instrument, Inventory, Letter of Credit Right, Payment Intangible, Proceeds, and Securities Account.

1.78       “Warrant” means that certain Warrant, dated as of July 3, 2018, by and between the Borrower and the Lender, in the form of Exhibit C

2.       THE LOAN.

2.1       Draw of Loan. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, Lender agrees to make the Loan in a single draw to the Borrower in the amount of the Lender’s Commitment. The Loan is a term loan and once borrowed, may not be re-borrowed.

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2.2       Manner of Borrowing. The Loan shall be requested in writing sent via facsimile or electronic transmission by a Notice of Borrowing executed by an authorized officer of the Borrower not later than 4:00 p.m. Eastern Time on any Business Day. The Lender will make the Loan within one (1) Business Day after Lender’s receipt of such Notice of Borrowing, if such Notice of Borrowing has been received by the Lender no later than 3:00 P.M. the prior day, to an account specified by the Borrower.

2.3       Evidence of Borrower’s Obligations. Borrower’s obligation to pay the principal of, and interest on, the Loan made to Borrower shall be evidenced by the Term Loan Note executed by Borrower and delivered to Lender.

2.4       Payment on Maturity Date. Notwithstanding anything herein to the contrary, on the Maturity Date Borrower shall pay to Lender in full, in cash, the entire outstanding principal balance of the Loan, plus all accrued and unpaid interest thereon and all other Obligations. Any Obligations that are not paid on the Maturity Date shall bear interest at the Default Rate until paid in full.

3.       LENDER’S COMPENSATION.

3.1       Interest on Loan. Borrower shall pay interest quarterly, in arrears, on the fifth day after the end of each fiscal quarter of the Borrower, on the outstanding principal amount of the Loan at the Loan Interest Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Borrower shall pay interest on the Loan at a rate which is five percent (5.0%) per annum above the Loan Interest Rate (the “Default Rate”). Notwithstanding anything contained herein to the contrary, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

3.2       Computation of Interest and Fees. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

3.3       Payments. All payments with respect to the Obligations shall be paid, without any defense, offset or counterclaim of any kind, at 1999 Avenue of the Stars, Suite 2040, Los Angeles, CA 90067, or to such other address as the Lender shall specify, in accordance with wire instructions to be provided by the Lender, and as the Lender may update such instructions from time to time. Whenever any payment to be made shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with any such payment.

3.4       Optional Prepayment. The Borrower may prepay the principal of the Loan, in whole or in part, at any time upon written notice to the Lender. Each such prepayment of the Loan shall be accompanied by the payment of the Prepayment Premium for the account of the Lender. Partial prepayments must be in multiples of one million dollars of principal.

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3.5       Mandatory Prepayment. Except as set forth herein, the following mandatory prepayments of the Loan shall be accompanied by the payment of the Prepayment Premium for the account of Lender:

(a)       Dispositions. Within ten (10) Business Days of the date of receipt by the Loan Parties of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by the Loan Parties of assets (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party or Subsidiary thereof) condemnation, confiscation, requisition, seizure or taking thereof), the Loan Parties shall prepay the outstanding principal amount of the Loan in an amount equal to one hundred percent (100%) of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; provided, however, that no such mandatory prepayment shall be required in connection with any sale or disposition of Equipment or other assets by a Loan Party if the Net Cash Proceeds from such sale or disposition are used within 60 days of the receipt thereof to purchase other Equipment or other assets necessary for the Business and the amount of such Net Cash Proceeds so used does not exceed $1,000,000 in any fiscal year.

(b)       Indebtedness. Within ten (10) Business Days of the date of incurrence by the Loan Parties of any Indebtedness (other than any Indebtedness expressly permitted under Section 10.1), the Loan Parties shall prepay the outstanding principal amount of the Loan in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 3.5(b) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(c)       Equity. Within ten (10) Business Days of the date of the issuance by any Loan Party of any Equity Interests for cash (other than the issuance of (x) Permitted Preferred Equity and (y) Equity Interests of the Borrower to directors, officers and employees of the Borrower pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board), the Loan Parties shall prepay the outstanding principal amount of the Loan in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 3.4(c) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(d)       Change of Control. Upon the occurrence of a Change of Control, the Loan Parties shall prepay the Obligations in full.

(e)       Extraordinary Receipts. As soon as reasonably practicable (but in any event within ten (10) Business Days) following with the receipt by any Loan Party or Subsidiary thereof of any Net Cash Proceeds of Extraordinary Receipts, the Loan Parties shall prepay the outstanding principal amount of the Term Loans in an amount equal to 100% of such Net Cash Proceeds.

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4.       GRANT OF SECURITY INTEREST.

4.1       Grant of Security Interest. To induce Lender to make the Loan hereunder, and to secure the payment, promptly when due, and the otherwise punctual performance of all of the Obligations, (a) the Borrower hereby pledges, transfers and assigns to Lender, and grants to Lender and agrees that Lender shall have, a first priority continuing lien upon and security interest in all of the Collateral in which the Borrower has any right, title or interest; and (b) each Guarantor hereby pledges, transfers and assigns to Lender, and grants to Lender and agrees that Lender shall have, a first priority continuing lien upon and security interest in, all of the Collateral in which such Loan Party has any right, title or interest.

4.2       Authorization to File. Each Loan Party hereby authorizes Lender to file any financing statements, continuation statements or amendments thereto that indicate the Collateral as all assets of such Loan Party or words of similar effect, and contain any other information required by Part 5 of Article 9 of the UCC. Each Loan Party acknowledges that it is not authorized to file any financing statement or amendment, termination or corrective statement with respect to any financing statement without the prior written consent of the Lender and agrees that it will not do so without the prior written consent of the Lender.

4.3       Other Perfection. Each Loan Party will execute and deliver to the Lender such security agreements, assignments and other papers as the Lender may at any time or from time to time reasonably request that are required to perfect or protect the security interest granted hereby. Each Loan Party shall also cooperate with the Lender, if requested by the Lender, in obtaining appropriate waivers or subordinations of interests from such third parties in any Collateral and in obtaining control of Collateral consisting of deposit accounts, investment property, letter-of-credit rights or electronic chattel paper. Each Loan Party shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Lender of any commercial tort claim acquired by it and shall enter into a supplement to this Agreement granting to the Lender a security interest in such commercial tort claim.

4.4       Maintenance of Collateral. Each Loan Party shall, at its sole expense, take good care of all its Collateral and afford it suitable preventive maintenance. No Loan Party will permit anything to be done that might in any way impair the value of any of the Collateral or any of the security intended to be afforded by this Agreement. Each Loan Party shall not pledge, assign or otherwise further encumber, or permit any additional liens or security interests (other than Permitted Liens) to attach to, any of the Collateral, nor permit any of the Collateral to be levied upon under any legal process, nor permit any of the Collateral to become or be a fixture, except with the express written consent of Lender. Upon any breach of the foregoing covenant against encumbrances, Lender may, at its sole election but without obligation to do so, and without limiting Lender’s other remedies (including without limitation declaring an Event of Default), discharge the encumbrance for the account of and without notice to the relevant Loan Party, and all expenses incurred by Lender in so doing shall be added to the Obligations and shall be payable by the Loan Parties upon demand, together with, at Lender’s election, interest thereon at the Default Rate.

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4.5       Attorney in Fact. Upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby appoints Lender and such Person(s) as Lender may designate as its attorney in fact to (a) execute and deliver notices of lien, financing statements, assignments, and any other documents, notices, and agreements necessary for the perfection of Lender’s security interests in the Collateral, (b) endorse the name of such Loan Party on any checks, notes, drafts or other forms of payment or security that may come into the possession of Lender or any Affiliate of Lender, (c) sign such Loan Party’s name on invoices or bills of lading, drafts against customers, notice of assignment, verifications and schedules, and with respect to invoices, sell the accounts receivable generated from such invoices, (d) continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, (e) pay or discharge any taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Loan Party or its property, (f) instruct any third party having custody or control of any Collateral or books and records belonging or relating to any Loan Party to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement and the Loan Documents, (g) notify the Post Office authorities to change the address of delivery of mail to an address designated by Lender, and open and dispose of mail addressed to such Loan Party, and (h) generally, to do all things necessary to carry out the terms and provisions of this Agreement. The powers granted herein, being coupled with an interest, are irrevocable, and each Loan Party approves and ratifies all acts of the attorney-in-fact. Neither Lender nor its designated Person(s) shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not willful or grossly negligent. Any and all sums paid, and any and all costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender with respect to the foregoing shall be added and become part of the Obligations, shall be payable on demand, and shall bear interest at the Loan Interest Rate, except that, any sums paid by Lender as a result of any Loan Party’s breach of its covenants set forth in Section 4.4 shall, at Lender’s election, bear interest at the Default Rate. Each Loan Party agrees that Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Agreement and the other Loan Documents shall not be construed to indicate that Lender is in control of the business, management or properties of any Loan Party.

5.       APPLICATION OF PROCEEDS. The proceeds of the Loan shall be used solely by the Borrower as set forth in the Preamble to this Agreement.

6.       INDUCING REPRESENTATIONS. In order to induce Lender to make the Loans, each Loan Party makes the following representations and warranties to Lender:

6.1       Organization and Qualifications. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 6.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect, is qualified to do business and in good standing in every jurisdiction wherever necessary to carry out its business and operations.

6.2       Name and Address. Except as set forth on Schedule 6.2, during the preceding five (5) years, no Loan Party has been known by, nor has used any other name, whether corporate, fictitious or otherwise. The address of each Loan Party’s chief executive office is set forth in Schedule 6.2.

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6.3       Structure. No Loan Party has any subsidiaries or Affiliates, except as set forth on Schedule 6.3 attached hereto. All of the issued and outstanding capital stock of each Loan Party is owned by the Persons and in such amounts/percentages as set forth in Schedule 6.3 attached hereto.

6.4       Legally Enforceable Agreement. The execution, delivery and performance of this Agreement, each and all of the other Loan Documents and each and all other instruments and documents to be delivered by any Loan Party under this Agreement, and the creation of all liens and security interests provided for herein, are within the relevant Loan Party’s corporate or limited liability company power, have been duly authorized by all necessary or proper corporate or limited liability company action (including the consent of members or shareholders where required), are not in contravention of any agreement or indenture to which the relevant Loan Party is a party or by which it is bound, or of the charter documents (articles/certificate of incorporation, by-laws, articles/certificate of organization/formation or operating agreement, as the case may be) of the relevant Loan Party, and are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender. Each Loan Document is the legally and valid binding obligation of the Loan Parties party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.5       Solvent Financial Condition. Each Loan Party is Solvent.

6.6       Franchise Agreements. With respect to franchise agreements of the Loan Parties:

(a)       Borrower has furnished to Lender true and complete copies of all existing franchise agreements between a Loan Party and a franchisee, including all related documents and guarantees.

(b)       Borrower has furnished to Lender Borrower’s current standard form of franchise agreement and related disclosure documents.

(c)       Borrower’s franchise disclosure documents furnished to potential franchisees are accurate and complete in all material respects, and do not contain any untrue statements of a material fact or omit to state material facts required to make the statements included therein not misleading.

6.7       Joint Ventures. Except as set forth in Schedule 6.7, no Loan Party is engaged in any joint venture or partnership with any other Person without prior approval from Lender.

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6.8       Real Estate. Attached hereto as Schedule 6.8 is a list showing all real property owned or leased by any Loan Party, and if leased, the correct name and address of the landlord and the date and term of the applicable lease.

6.9       Intellectual Property. Each Loan Party owns, possesses or is licensed to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property and/or propriety rights necessary for the present and planned future conduct of its business without any conflict with the rights of others. All such U.S. and foreign trademark registrations, copyright registrations, and patents, and all pending U.S. and foreign trademark, patent and copyright applications, patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 9.19 attached hereto, if any.

6.10       Existing Business Relationship. There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Loan Party with any supplier, customer or group of customers whose purchases individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.11       Investment Company Act: Federal Reserve Board Regulations. The Borrower is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a)(1), et seq.). The making of the Loans under this Agreement by Lender, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of such Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loans made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin security or for any other purpose which might constitute any of the Loans under this Agreement a “purpose credit” within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

6.12       Tax Returns. Each Loan Party has filed all tax returns (federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties. No assessments have been made against any Loan Party by any taxing authority, nor has any penalty or deficiency been made by any such authority, which remains outstanding or unpaid. To the best of each Loan Party’s knowledge, no Federal income tax return of such Loan Party is presently being examined by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any State or local tax authority being contested by any Loan Party.

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6.13       Litigation. Except as set forth in Schedule 6.13, no action or proceeding is now pending or, to the knowledge of each Loan Party, is threatened against such Loan Party, in equity or otherwise, before any court, board, commission, agency or instrumentality of the Federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, and no Loan Party has accepted liability for any such action or proceeding. None of the pending proceedings listed on Schedule 6.13, individually or collectively, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

6.14       Title/ Liens. Each Loan Party has good and marketable title to the Collateral as sole owner thereof. There are no existing liens on any Collateral of any Loan Party, except for Permitted Liens. None of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.

6.15       Existing Indebtedness. No Loan Party has any existing Indebtedness except the Indebtedness permitted under Section 10.1.

6.16       ERISA Matters. If any Loan Party maintains a Plan, the present value of all accrued vested benefits under such Plan (calculated on the basis of the actuarial valuation for the Plan) did not exceed as of the sale of the most recent actuarial valuation for such Plan the fair market value of the assets of such Plan allocable to such benefits. No Loan Party is aware of any information since the date of such valuation which would affect the information contained therein. No Plan has incurred a funding shortfall, as that term is defined in Section 302 of ERISA or Section 412 and/or 430 of the Code (whether or not waived), no liability to the Pension Benefit Guaranty Corporation (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to the Plan and there has not been any Reportable Event. No Loan Party has engaged in any transaction which would subject such Loan Party to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code. No Loan Party has incurred any withdrawal liability, as that term is used in Title IV of ERISA.

6.17       O.S.H.A. Each Loan Party has duly complied with, and its facilities, business, leaseholds, equipment and other property are in compliance in all material respects with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local Governmental Rules. There are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its facilities, business. leaseholds, equipment or other property under any such Governmental Rules.

6.18       Environmental Matters. Each Loan Party is in compliance with all Environmental Laws.

6.19       Labor Disputes. There are no pending or, to each Loan Party’s knowledge, threatened labor disputes against such Loan Party.

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6.20       Compliance With Laws. Each Loan Party is in compliance in all material respects with all Federal, state and local governmental rules, ordinances and regulations (“Governmental Rules”) applicable to its ownership or use of properties or the conduct of its business.

6.21       Anti-Money Laundering and Terrorism Regulations. Each Loan Party (a) is familiar with all applicable Anti-Terrorism Laws; (b) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (c) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (d) acknowledges that Lender’s performance hereunder is also subject to Lender’s compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (e) and, to such Loan Party’s knowledge, its Affiliates are not Blocked Persons; (f) acknowledges that Lender will not conduct business with any Blocked Person; (g) will not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law; (h) shall provide to Lender all such information about such Loan Party’s ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as Lender may reasonably require; and (i) will take such other action as Lender requires to identify such Loan Party in accordance with the USA Patriot Act and as Lender may otherwise reasonably request in connection with its obligations described in clause (d) above. In addition, Lender has the right to periodically conduct OFAC searches and customary background checks for senior management and key principals of each Loan Party.

6.22       No Other Violations. No Loan Party is in violation of any term of its charter documents (articles/certificate of incorporation, by-laws, articles or certificate of organization/formation or operating agreement, as the case may be) and no event or condition has occurred or is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) (a) a material breach of, or a material default under, any material agreement, undertaking or instrument to which such Loan Party is a party or by which it or any of its Collateral may be affected, or (b) the imposition of any lien (other than a Permitted Lien) on any Collateral of any Loan Party.

6.23       Full Disclosure. No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of any Loan Party under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6.24       Warrant. The Borrower has reserved for issuance upon exercise of the Warrant 499,000 shares of common stock. The common stock, when issued upon exercise of the Warrant, shall be duly and validly issued, fully paid and non-assessable and are not and shall not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with and shall not be subject to any liens or other encumbrances.

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6.25       Judgment and UCC Liens.

(a)       The judgment liens against Fatburger North America, Inc., as described and listed in the UCC search report dated June 15, 2018 and delivered to the Lender, have been paid in full, except for the claim of Michael Berg DBA Media Pulse Creative in the amount of $48,967.00, with whom the Borrower intends to engage in good faith settlement negotiations.

(b)       The indebtedness owed by Fatburger North America, Inc. to GE Commercial Finance Business Property Corporation, GE Commercial Finance Business Property Corporation and GE Capital Franchise Finance Corporation, as shown on the UCC Search Report dated June 15, 2018 delivered to the Lender, has been settled and paid in full.

6.26       BFCI of Georgia, Inc. BFCI of Georgia, Inc., a Georgia corporation and wholly-owned subsidiary of Buffalo’s Franchise Concepts Inc., a Nevada corporation, is an inactive corporation with no assets, which does not engage in any business. Borrower will cause such corporation to be dissolved within sixty days of the date hereof and will not permit such corporation to engage in any business prior to such dissolution.

6.27       Survival of Representations and Warranties. Each Loan Party covenants, warrants and represents to Lender that all representations and warranties of such Loan Party contained in this Agreement or in any other Loan Documents shall be true at the time of such Loan Party’s execution of this Agreement and the other Loan Documents, and Lender’s right to bring an action for breach of any such representation or warranty or to exercise any remedy under this Agreement based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full.

7.       FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER. So long as any Loan Party shall have any Obligations to Lender under this Agreement, the Loan Parties shall deliver to Lender, or shall cause to be delivered to Lender, which may be satisfied by delivery via electronic mail to individuals who are specified from time-to-time by Lender:

7.1       Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year of Borrower, the audited consolidated balance sheet of Borrower as at the end of, and the related audited statements of income, stockholder or member equity and cash flows for, such Fiscal Year (or, if audited financial statements are not available, unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholder or member equity and cash flows of Borrower), which may be satisfied by delivery of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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7.2       Quarterly/Other Financial Statements. Within forty five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of Borrower, financial statements consisting of a consolidated balance sheet, statements of operations and retained earnings and statements of cash flow, prepared by management of Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), which may be satisfied by delivery of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. At its discretion, Lender may request consolidated financial statements on a monthly basis as well to the extent it is reasonably practicable for the Borrower to prepare or deliver such monthly financial statements.

7.3       Compliance Certificate. Each time the financial statements of Borrower and its subsidiaries are required to be delivered pursuant to Sections 7.1 and 7.2, Borrower shall deliver to Lender a duly executed and completed Compliance Certificate.

7.4       Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract is terminated or amended in a manner that is materially adverse to the Borrower or the applicable Subsidiary, as the case may be, (ii) the occurrence of a default under any Material Contract, to the extent that such default would have a Material Adverse Effect or (iii) any new Material Contract is entered into, the relevant Loan Party shall deliver to the Lender (x) a written statement describing such event, with copies of such material amendments or new contracts (to the extent such delivery is permitted by the terms of any such Material Contract, provided no such prohibition on delivery shall be effective if it were bargained for by a Loan Party with the intent of avoiding compliance with this Section 7.3), and an explanation of any actions being taken with respect thereto. The Borrower may deliver its Current Report on Form 8-K filed with the Securities and Exchange Commission in satisfaction of the above requirement, provided that such filing satisfies the requirements set forth above.

7.5       Insurance. Within thirty (30) days of the renewal date of each insurance policy, evidence of renewal of insurance in form and content satisfactory to Lender and otherwise in compliance with Section 9.6 of this Agreement, together with the original insurance policy.

7.6       Notice of Event of Default and Adverse Business Developments. Within three (3) Business Days after becoming aware of the existence of a Default or an Event of Default or any of the following:

(a)       any material dispute that may arise between any Loan Party and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of such Loan Party;

(b)       any labor controversy resulting in or threatening to result in a strike or work stoppage against any Loan Party;

(c)       any proposal by any public authority to acquire the assets or business of any Loan Party;

(d)       the location of any Collateral other than at any Loan Party’s place of business or as permitted under this Agreement;

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(e)       any proposed or actual change of any Loan Party’s name, identity, state of organization or corporate/limited liability company structure; or

(f)       any other matter which has resulted or may reasonably be expected to result in a Material Adverse Effect.

In each case, Borrower or the relevant Loan Party will provide Lender with telephonic notice followed by written notice specifying and describing the nature of such Default, Event of Default or development or information, and such anticipated effect.

7.7       Other Information. Such other information respecting the payment of payroll taxes, the financial condition of any Loan Party, or any Collateral of any Loan Party as Lender may, from time to time, reasonably request. Each Loan Party authorizes Lender to communicate directly with such Loan Party’s independent certified public accountants and authorizes those accountants to disclose to Lender any and all financial statements and other information of any kind that they may have with respect to such Loan Party and its business and financial and other affairs.

8.       ACCOUNTING. Lender will account quarterly to Borrower. Each and every account shall be deemed final, binding and conclusive upon Borrower in all respects (absent manifest error), as to all matters reflected therein, unless Borrower, within sixty (60) days after the date the account was rendered, delivers to Lender written notice of any objections which Borrower may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. If Borrower disputes the correctness of any statement, Borrower’s notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

9.       AFFIRMATIVE COVENANTS. Each Loan Party (unless otherwise indicated below) covenants and agrees that, so long as any Obligations to Lender are outstanding under this Agreement, such Loan Party will:

9.1       Business and Existence. Preserve and maintain such Loan Party’s separate existence and rights, privileges and franchises.

9.2       Trade Names. Transact business in such Loan Party’s own name and Borrower shall invoice all of Borrower’s receivables in Borrower’s own name.

9.3       Transactions with Affiliates. Whenever such Loan Party engages in transactions with any of its Affiliates, conduct such transactions on an arms-length basis.

9.4       Taxes. Pay and discharge all taxes, assessments, government charges and levies imposed upon such Loan Party, upon such Loan Party’s income, profits or employees or upon any Collateral belonging to such Loan Party prior to the due date thereof, unless such item is being contested by such Loan Party in good faith by appropriate proceedings being diligently conducted and reserves in accordance with GAAP have been established and maintained.

9.5       Compliance with Laws. Comply in all material respects with all Governmental Rules applicable to such Loan Party including, without limitation, all laws and regulations regarding the collection and payment of employees’ income, payroll, unemployment and Social Security taxes.

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9.6       Maintain Properties; Insurance; Compliance with Material Contracts. Safeguard and protect all Collateral used in the conduct of such Loan Party’s business and keep all of such Loan Party’s Collateral insured with insurance companies licensed to do business in the states where the Collateral is located against loss or damage by fire or other risk under extended coverage endorsement and against theft, burglary, and pilferage together with such other hazards as is customary in the case of companies engaged in businesses similar to the business of such Loan Party. Such Loan Party shall deliver the policy or policies of such insurance or certificates of insurance to Lender containing endorsements in form satisfactory to Lender naming Lender as lender loss payee and additional insured and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days’ prior written notice to Lender. All insurance proceeds received by Lender shall be retained by Lender for application to the payment of such portion of the Obligations as Lender may determine in Lender’s sole discretion. Such Loan Party shall promptly notify Lender of any event or occurrence causing a loss or decline in the value of Collateral insured or the existence of an event justifying a claim under any insurance and the estimated amount thereof. Each Loan Party shall perform and comply with its obligations under, and enforce its rights in respect of, all Material Contracts, except where failure to perform and comply with such obligations or to enforce such rights would not reasonably have a Material Adverse Effect.

9.7       Business Records. Keep adequate records and books of account with respect to such Loan Party’s business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all financial transactions of such Loan Party.

9.8       Litigation. Give Lender prompt notice of any suit at law or in equity against such Loan Party involving money or property valued in excess of $10,000 and advise Lender in such notice as to whether the same is fully covered by insurance and the insurer has accepted liability therefor in writing.

9.9       Damage or Destruction of Collateral. Maintain or cause to be maintained the Collateral in good condition and repair at all times (normal wear and tear excepted), preserve the Collateral from loss, damage, or destruction of any nature whatsoever and provide Lender with prompt written notice of any destruction or substantial damage to any Collateral and of the occurrence of any condition or event which has caused, or would reasonably be expected to cause, material loss or depreciation in the value of any Collateral.

9.10       Name Change. Provide Lender with not fewer than thirty (30) days written notice prior to any proposed change of name or the creation of any subsidiary (subject to the prohibition on creation of subsidiaries in Section 10.15 below) and, in the case of such new subsidiary, cause such subsidiary, promptly upon request of Lender, to become a guarantor of all of the Obligations and grant to Lender a security interest in all of such subsidiary’s assets, as security for such guarantee.

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9.11       Access to Books, Records and other Collateral. During normal business hours (unless an Event of Default has occurred and is continuing in which event at any and all times), (a) provide Lender, or Lender’s designee, with such reports and with such access to such Loan Party’s books and records, and permit Lender to copy and inspect such reports and books and records, all as Lender deems necessary or desirable to enable Lender to monitor the Loan extended and the liens granted hereby, and (b) permit Lender, or Lender’s designee, to examine and inspect the inventory, equipment or other Collateral and examine, inspect and copy all books and records with respect thereto. Such Loan Party shall maintain full, accurate and complete records respecting inventory, including a perpetual inventory, and all other Collateral at all times.

9.12       Solvency. Continue to be Solvent.

9.13       Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws.

9.14       Compliance with ERISA and other Employment Laws. (a) Comply in all material respects with all applicable provisions of ERISA and the Code, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee benefit plans, and (b) pay, when due, all minimum required contributions (as that term is used in Section 430 of the Code) and all amounts required to be contributed and/or paid to any Plan under such Loan Party’s collective bargaining agreement, if any.

9.15       Delivery of Control Agreement, Certificated Shares and Promissory Notes. Promptly deliver to the Lender (i) with respect to each applicable deposit account of the Borrower (other than payroll accounts) for which the balance is expected to be at any time $20,000 or more, a Control Agreement duly executed by the Borrower and the depositary bank , (ii) any certificated shares that constitute Collateral, along with corresponding stock transfer powers executed in blank and (iii) all promissory notes in favor of the Borrower, with corresponding allonges executed in blank. Each Guarantor shall promptly deliver to the Lender (i) with respect to each applicable deposit account of such Guarantor (other than payroll accounts) for which the balance is expected to be at any time $20,000 or more, a Control Agreement duly executed by such Guarantor and the depositary bank, (ii) any certificated shares that constitute Collateral of such Guarantor, along with corresponding stock transfer powers executed in blank and (iii) all promissory notes in favor of the Guarantor, with corresponding allonges executed in blank.

9.16       Notice of Defaults and Events of Default. As soon as possible and, in any event, within ten days after the occurrence of each Default and Event of Default, furnish to Lender a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the relevant Loan Party with respect thereto.

9.17       Management Changes. Provide Lender with written notice within thirty (30) days of appointments to the offices of the president, chairman, chief executive officer or chief financial officer of such Loan Party.

9.18       Commercial Tort Claims. In the event that any Loan Party hereafter acquires or has any Commercial Tort Claim in excess of $250,000 individually, such Loan Party shall promptly identify such Commercial Tort Claim to the Lender in writing, and provide such supplementary and supporting information as the Lender may reasonably request to perfect its Lien in such Commercial Tort Claim.

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9.19       Collateral Identification. Schedule 9.19 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of each Loan Party’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts, (4) Deposit Accounts, (5) Commodity Contracts and Commodity Accounts, (6) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by each Loan Party, (7) Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, (8) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $250,000 individually, (9) Letter of Credit Rights for letters of credit other than any Letters of Credit Rights worth less than $100,000 individually, (10) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property, and (11) Material Contracts. Each Loan Party shall supplement such schedules as necessary to ensure that such schedules are accurate at the end of each fiscal quarter of the Borrower and at such other times as the Lender may reasonably request.

9.20       General Information. Provide Lender with such other information respecting the condition or operations, financial or otherwise, of any Loan Party as Lender from time to time may reasonably request.

9.21       Board Observer. With respect to meetings of the Board of Directors of the Borrower:

(a)       The Borrower shall invite a person designated by the Lender (the “Observer”) to attend and participate in meetings of the Board of Directors of the Borrower (including any meetings of committees ) in a nonvoting observer capacity; provided, however, that in no event shall the Observer (i) be deemed to be a member of the Board of Directors, (ii) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Borrower or its stockholders; or (iii) have the right to propose or offer any motions or resolutions. The Observer shall not have any right to vote on any matter presented to the Board of Directors or any committee thereof. The Borrower shall give the Observer written notice of each meeting of the Board of Directors at the same time and in the same manner as the members of the Board of Directors, shall provide the Observer with all written materials and other information given to members of the Board of Directors at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided nor have access to any confidential supervisory information) and shall cause or, to the extent such an obligation is unenforceable, use its reasonable best efforts to cause the Observer to be permitted to attend as an observer at all meetings thereof, and in the event the Borrower proposes to take any action by written consent in lieu of a meeting, the Borrower shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents.

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(b)        The Observer shall be entitled to advancement of expenses and rights to indemnification from the Borrower to the same extent provided by the Borrower to its directors under the Borrower’s organizational documents as in effect on the date hereof. The Borrower acknowledges and agrees that the foregoing rights to indemnification and advancement of expenses constitute third-party rights extended to the Observer by the Borrower and do not constitute rights to indemnification or advancement of expenses as a result of the Observer serving as a director, officer, employee or agent of the Borrower. The Observer will agree to hold in confidence and trust all information so provided and enter into a non-disclosure agreement in customary form if requested by the Borrower. The Borrower may withhold any information and exclude the Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Borrower and its legal counsel.

9.22       Post-Closing Obligations.

(a)       By (and including) the thirtieth day following the Closing Date (as such period may be extended in the sole discretion of the Lender), Borrower shall have delivered to Lender copies of the Collateral Access Agreement and Control Agreements over each applicable account of the Loan Parties, in each case, duly executed by all parties thereto.

(b)       By (and including) the thirtieth day following the Closing Date (as such period may be extended in the sole discretion of the Lender), Borrower shall have furnished evidence satisfactory to the Lender that the judgment liens against Fatburger North America, Inc., as shown on the UCC Search Report dated June 15, 2018 delivered to the Lender, have been paid or discharged, and shall have caused the applicable lien creditors to file satisfactions of judgments in the applicable jurisdictions.

(c)       By (and including) the thirtieth day following the Closing Date (as such period may be extended in the sole discretion of the Lender), Borrower shall have delivered evidence of the settlement and payment in full of the indebtedness owed by Fatburger North America, Inc. to GE Commercial Finance Business Property Corporation, GE Commercial Finance Business Property Corporation and GE Capital Franchise Finance Corporation, as shown on the UCC Search Report dated June 15, 2018 delivered to the Lender, including the filing of appropriate UCC termination statements with respect to any effective UCC financing statements relating to such indebtedness.

(d)       By (and including) the thirtieth day following the Closing Date (as such period may be extended in the sole discretion of the Lender), Borrower shall have filed or caused to be filed with the United States Patent and Trademark Office releases of the security interests and judgments described as outstanding on Schedule 9.19 and delivered evidence of such filings to the Lender.

10.       NEGATIVE COVENANTS. So long as any Obligations are outstanding under this Agreement and unless Lender has first consented thereto in writing, no Loan Party shall:

10.1       Indebtedness. Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade payables incurred in the ordinary course of Borrower’s business that are not past due; and (iii) purchase money financing and equipment leases.

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10.2       Mergers; Consolidations; Acquisitions. Other than any Permitted Acquisition, enter into any merger, acquisition, consolidation, reorganization or recapitalization with any other Person; take any steps in contemplation of dissolution or liquidation; and, except for any investment permitted under Section 10.15, acquire the stock or all or any substantial part of the properties of any Person, whether by purchase of stock or assets or otherwise. No Loan Party may utilize cash assets as consideration, in whole or in part, for any acquisition or investment in any Person without the prior written consent of the Lender.

10.3       Sale or Disposition. Sell or dispose of all or any Collateral or grant any Person an option to acquire any such Collateral, provided, however, that the foregoing shall not prohibit (a) sale of Inventory or accounts in the ordinary course of Borrower’s business and (b) disposals of obsolete, worn out or surplus equipment in an amount not to exceed $250,000 in the aggregate during the term of this Agreement.

10.4       Defaults. Permit any landlord, mortgagee, trustee under deed of trust or lienholder to declare a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrower, which default remains uncured after any stated cure period or for a period in excess of thirty (30) days from its occurrence, whichever is less, unless such default is being contested by Borrower in good faith by appropriate proceedings being diligently conducted and reserves satisfactory to Lender have been established and maintained.

10.5       Limitations on Liens. Suffer any lien, encumbrance, mortgage or security interest on any of its property, except Permitted Liens.

10.6       Restricted Junior Payments. (x) Declare, order, pay or make any Restricted Junior Payment or set apart any sum for any Restricted Junior Payment, or (y) agree to declare, order, pay or make any Restricted Junior Payment or set apart any sum for any Restricted Junior Payment, except that so long as the cumulative Consolidated Adjusted EBITDA at the end of each quarter, beginning with the quarter ending September 30, 2018, exceeds the amounts set forth below, the Borrower may make annual dividend payments in cash, inclusive of dividends paid at the end of the quarter ending September 30, 2018, in an amount not to exceed $2,050,000 in any twelve-month period, provided, however such permitted amount shall automatically be increased to $2,250,000 if and when the Borrower issues the additional $2,000,0000 of Series A Fixed Rate Cumulative Preferred Stock which is Permitted Preferred Equity.

Quarter ending 9/30/2018	Quarter ending 12/30/2018	Quarter ending 3/31/2019	Quarter ending 6/30/2019	Quarter ending 9/29/2019	Quarter ending 12/29/2019	Quarter ending 3/29/2020	Quarter Ending 6/28/2020
$1,710,991	$3,542,032	$5,388,731	$7,302,888	$9,325,438	$11,336984	$13,445,932	$15,626,903

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10.7       Borrower’s Name and Offices. Change any Loan Party’s chief executive office or change its organizational name or office where it maintains its records (including computer printouts and programs) or any other Collateral.

10.8       Fiscal Year. Change its Fiscal Year.

10.9       Change of Control/Management.

(a)       Cause or permit Fog Cutter Capital Group to cease to, directly or indirectly, possess the right to appoint or elect (through contract, ownership of voting securities, or otherwise) at all times the board of directors of Borrower having a majority of the voting power thereof, or cause or permit any other Change of Control.

(b)        Cause or permit Borrower to cease to be the owner, directly or indirectly, of 100% of all equity interests of each Guarantor.

10.10       Guaranties; Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions, or the incurrence of surety bonds or performance bonds and other obligations of like nature, in its ordinary course of business as currently conducted.

10.11       Change of Business. Cause or permit a change in the nature of its business as conducted on the date of this Agreement, except that it may engage in any business that is reasonably related, similar, complementary or ancillary to such business or a reasonable extension, development or expansion of such business.

10.12       Change of Accounting Practices. Change its present accounting principles or practices in any respect, except, upon written notice to Lender, as may be required by changes in GAAP.

10.13       Inconsistent Agreement. Enter into any agreement containing any provision which would be violated by the performance of the Obligations or other obligations under this Agreement or any other Loan Document.

10.14       Loan or Advances. Make any loans or advances to any Person.

10.15       Investments. Make any investment in any Person including, without limitation, in any Affiliates or form any Affiliates or subsidiaries not existing on the date hereof, except for:

(a)       investments by Borrower in a Guarantor;

(b)       investments by Borrower in the form of Permitted Acquisitions to the extent any Person or property acquired in such Permitted Acquisition becomes part of the Borrower or becomes a Guarantor under this Agreement;

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(c)       investments by Borrower in a subsidiary formed for the purpose of consummating a Permitted Acquisition to the extent such Person becomes a Guarantor under this Agreement.

10.16       Franchise Agreements. Use any form of franchise agreement materially different from the standard form furnished to the Lender on or prior to the date of this Agreement, without Lender’s prior written consent.

10.17       Preferred Equity. Issue any Preferred Equity other than Permitted Preferred Equity.

11.       CONDITIONS PRECEDENT. The obligation of the Lender to make the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived) as determined by the Lender in its sole discretion:

11.1       Loan Documents. The Lender shall have received copies of this Agreement and each other Loan Document executed and delivered by each applicable Loan Party and each other Person party thereto.

11.2       Evidence of Consummation of Acquisition. Lender shall have received evidence of the concurrent completion of the acquisition of Hurricane AMT, LLC on the terms previously announced.

11.3       Evidence of Conversion of Fog Cutter Capital Group Indebtedness. Lender shall have received (i) evidence of the conversion of all outstanding Indebtedness of the Borrower to Fog Cutter Capital Group Inc., currently in the amount of approximately $17,468,000 (the “Fog Cutter Indebtedness”), to common equity of the Borrower or preferred stock featuring dividends that are not payable in cash while the Loan is outstanding or which comply with the limits set forth herein on Restricted Junior Payments, provided that any such non-cash dividends shall not exceed $2,000,000, (ii) UCC-3 financing statements, in proper form for filing, (iii) fully executed copies of terminations of any deposit account control agreements, intellectual property security agreements or third party subordination and/or landlord access agreements) and (iv) evidence that arrangements satisfactory to Lender have been made with respect to the cancellation of any letters of credit outstanding under such Fog Cutter Indebtedness for the account of any Loan Party

11.4       Evidence of Payoff of Certain Existing Indebtedness and Termination of Liens. The Lender shall have received (i) evidence that all Indebtedness under the TCA Global Credit Master Fund, LP loan facility owed by the Loan Parties has been paid in full or will be paid in full from the proceeds of the Loan, (ii) all documents or instruments requested by the Lender or necessary to release all Liens securing such Indebtedness or other obligations of the Loan Parties thereunder (including, without limitation, (A) a fully executed copy of a payoff letter in respect of such Indebtedness in form and substance reasonably acceptable to the Lender, (B) UCC-3 financing statements in each case, in proper form for filing, and (C) fully executed copies of terminations of any deposit account control agreements, intellectual property security agreements or third party subordination and/or landlord access agreements) and (iii) evidence that arrangements satisfactory to Lender have been made with respect to the cancellation of any letters of credit outstanding under such Indebtedness for the account of any Loan Party.

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11.5       Warrant. The Lender shall have received a Warrant in the form attached hereto as Exhibit C to purchase 499,000 shares of common stock of the Borrower, at an exercise price of $7.35 per share of common stock (subject to adjustment as set forth therein), exercisable at any time or times beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date, subject to the terms and conditions set forth in the Warrant.

11.6       Notice of Borrowing. The Lender shall have received a fully executed Notice of Borrowing.

11.7       Organizational Documents; Incumbency. The Lender shall have received (i) copies of each Organizational Document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Person executing any Loan Documents; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by such Loan Party’s secretary or an assistant secretary or other authorized officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable governmental authority (x) of each Loan Party’s jurisdiction of incorporation, organization or formation and (y) in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date, except, in the case of subclause (y) where failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

11.8       Governmental Authorizations and Consents. Each Loan Party shall have obtained all governmental authorizations and all consents of other Persons, in each case that are necessary or reasonably advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance satisfactory to the Lender.

11.9       Personal Property Collateral. In order to create in favor of the Lender a valid, perfected and continuing first priority security interest in the Collateral of the Borrower and a first priority security interest in the Collateral of each Guarantor, the Lender shall have received:

(a)       a completed Collateral Questionnaire dated the Closing Date and executed by an authorized officer of each Loan Party, together with all attachments contemplated thereby;

(b)       copies of UCC-1 financing statements to be filed against each Loan Party in the applicable filing office immediately after the effectiveness of this Agreement;

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(c)       tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its chief executive office and such other searches that are required by the Collateral Questionnaire or that the Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than Permitted Liens or any other Liens acceptable to the Lender); and

(d)       (i) all promissory notes in favor of any Guarantor, with corresponding allonges executed in blank and (ii) in the event that any Guarantor owns capital stock of a Subsidiary and such stock constitutes Collateral, any certificated shares of such Subsidiary, with corresponding stock transfer powers.

11.10       IP Collateral. Lender shall have received (x) a duly executed IP Security Agreement with respect to all U.S. Patents and patent applications owned by the Borrower or the Guarantors, with evidence that the same has been filed by the Borrower or the Guarantor(s), as the case may be, with the United States Patent and Trademark Office; (y) a duly executed IP Security Agreement with respect to all federally registered U.S. trademarks and trademark applications owned by the Borrower or the Guarantors, with evidence that the same has been filed by the Borrower with the United States Patent and Trademark Office; and (z) a duly executed IP Security Agreement with respect to U.S. registered copyrights and copyright applications owned by the Borrower or Guarantor(s), as the case may be,, with evidence that the same has been filed in the United States Copyright Office.

11.11       Evidence of Insurance. The Lender shall have received a certificate from the insurance broker of the Loan Parties or other evidence satisfactory to the Lender that all insurance required to be maintained pursuant to this Agreement is in full force and effect, in each case, in form and substance satisfactory to the Lender, and each of which shall be endorsed or otherwise amended to include a loss payable or mortgagee endorsement (as applicable) and shall name the Lender as additional insured or loss payee, in form and substance satisfactory to the Lender.

11.12       No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or, to the knowledge of any Loan Party, threatened in writing in any court or before any arbitrator or governmental authority that, in the reasonable discretion of the Lender, singly or in the aggregate: (i) prohibits, limits, restrains or impairs the making of the Loan or the rights of the Lender under this Agreement or any of the other transactions contemplated by the Loan Documents, (ii) prohibits, limits, retains or impairs the grant by the Loan Parties of a first priority Lien on the Collateral in favor of the Lenders, or (iii) that could have a Material Adverse Effect.

11.13       No Material Adverse Effect. Since December 31, 2017, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

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11.14       Representations and Warranties. Immediately before and immediately after giving effect to the Loan, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

11.15       No Default. As of the Closing Date, no event shall have occurred and be continuing or would immediately result from the consummation of the Loan that would constitute an Event of Default or a Default.

11.16       Expenses. Borrower shall have paid or reimbursed the Lender for its reasonable due diligence expenses, including the fees and disbursements of its legal counsel, incurred in connection with preparation, execution and delivery of this Agreement. Lender acknowledges that Borrower has paid to Lender a $50,000 work fee, which amount shall be applied to such expenses of the Lender.

11.17       Cash. Lender shall have received a proforma unaudited consolidated balance sheet of the Borrower showing cash assets of not less than $5,000,000 as of the Closing Date.

12.       EVENTS OF DEFAULT.

12.1       Defaults. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)       if Borrower shall fail to make any payment when due on any Obligation under this Agreement or any other Loan Document; or

(b)       if any Loan Party shall fail to comply with any term, condition, covenant or agreement contained in Article 7 or Article 10 of this Agreement; or

(c)       if any Loan Party shall fail to comply with any term, condition, covenant or agreement contained in this Agreement other than in Articles 7 or 10 of this Agreement, or in any other Loan Document, and such failure continues for a period of fifteen (15) days after the earlier to occur of (i) the date on which such failure to comply is known or reasonably should have become known to any officer of the relevant Loan Party, or (ii) the date on which Lender shall have notified the relevant Loan Party of such failure; provided, however, that such fifteen (15) day period shall not apply in the case of any failure which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period; or

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(d)       if any Loan Party shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, or suspend business or if any case under any provision of the Bankruptcy Codes including provisions for reorganizations, shall be commenced by or against Borrower (and, in the case of any such case commenced against such Loan Party, such case shall not have been dismissed within sixty (60) days) or if a receiver, trustee or equivalent officer shall be appointed for all or any substantial part of the Collateral of such Loan Party; or

(e)       if any representation or warranty contained in this Agreement or any Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate delivered by any Loan Party to Lender shall be false, in any material respect, when made; or

(f)       if any federal or state tax lien is filed of record against any Loan Party, and is not bonded or discharged within fifteen (15) days of filing; or

(g)       if Borrower’s independent public accountants shall refuse to deliver any financial statement required by this Agreement; or

(h)       if a judgment for $100,000 or more shall be entered against any Loan Party in any action or proceeding and shall not be stayed, vacated, bonded, paid or discharged within fifteen (15) days of entry, except a judgment where the claim is fully covered by insurance (other than the deductible) and the insurance company has accepted liability therefor in writing; or

(i)       if any obligation of any Loan Party in respect of any Indebtedness with a then-outstanding principal balance of one hundred thousand dollars ($100,000) or more shall be declared to be or shall become due and payable prior to its stated maturity or such obligation shall not be paid as and when the same becomes due and payable; or there shall occur any event or condition which constitutes an event of default under any note, mortgage, indenture, instrument, agreement or evidence of such Indebtedness relating to any obligation of any Loan Party in respect of any such Indebtedness the effect of which is to permit the holder or the holders of such note, mortgage, indenture, instrument, agreement or evidence of such Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause the Indebtedness evidenced thereby to become due prior to its stated maturity; or

(j)       upon the happening of any Reportable Event, or if Borrower terminates or withdraws (full or partial) from any Plan, or if a trustee shall be appointed by an appropriate United States District Court or other court or administrative tribunal to administer any Plan, or if the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

(k)       upon the occurrence and continuance of any Material Adverse Effect, which in the sole discretion of the Lender, impairs the Lender’s security, increases the Lender’s risks, or impairs any Loan Party’s ability to perform under this Agreement or under any of the other Loan Documents; or

(l)       if any Guarantor purports to terminate its guaranty.

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12.2       Remedies. If an Event of Default has occurred, and is continuing, the Lender may, without notice or demand, (a) declare all of the Obligations to be immediately due and payable, and (b) exercise any rights and remedies provided to the Lender under this Agreement, the other Loan Documents, or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of any Event of Default specified in Section 12.1(d), all Obligations shall become immediately due and payable without declaration, notice or demand by the Lender. Without limiting the foregoing, the Lender may (a) accelerate the payment of all Obligations and demand immediate payment thereof to the Lender, (b) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (c) require the Loan Parties, at their expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (d) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, and (e) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker’s board, any office of Lender or elsewhere) at such prices or terms as the Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of the Loan Parties, which right or equity of redemption is hereby expressly waived and released by the Loan Parties. If any of the Collateral is sold or leased by the Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Lender to the Loan Parties designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and shall constitute “authenticated notice of disposition” within the meaning of Section 9-611 of the UCC, and the Loan Parties waive any other notice. In the event the Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, the Loan Parties waive the posting of any bond which might otherwise be required. Upon the occurrence and continuation of an Event of Default, the Lender may without, notice, demand or legal process of any kind, take possession of any or all of the Collateral, wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any premises of any Loan Party where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Lender shall have the right to store and conduct a sale of the same in any premises of any Loan Party without cost or charge to the Lender.

12.3       Remedies Cumulative. All rights and remedies granted to the Lender under this or any other agreement between any Loan Party and the Lender will be deemed concurrent and cumulative and not alternative, and the Lender may proceed with any number of remedies at the same time or at different times until all Obligations are fully satisfied. Each Loan Party hereby waives all rights of notice or dishonor, any other rights of notice or the right to require the Lender to marshal assets. The Loan Parties shall pay to the Lender on demand any and all expenses, including reasonable attorneys’ fees and legal expenses which may have been incurred by the Lender, with interest at the Default Rate: (a) in the prosecution or defense of any action growing out of or connected with the subject matter of this Agreement, the Obligations, the Collateral or any of the Lender’s rights therein, and (b) in connection with the custody, preservation, protection, use, operation, preparation for sale or sale of any Collateral, and enforcement of any and all of Lender’s rights and remedies under this Agreement or any other Loan Document, the incurring of all of which are hereby authorized to the extent Lender deems the same advisable.

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12.4       Prepayment Premium Payable upon Acceleration of Obligations. If the Obligations are accelerated due to the occurrence and continuation of an Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium shall be due and payable and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Lender’s lost profits as a result thereof. Such Prepayment Premium shall be presumed to be the liquidated damages sustained by the Lender as the result of the early payment of the Obligations and the Borrower agrees that it is reasonable under the circumstances currently existing.

12.5       Continuation of Security Interests. Notwithstanding any termination of this Agreement, until all Obligations shall have been fully paid and satisfied (other than any contingent indemnification obligations not due and owing), the Lender shall retain all security in and title to all existing and future Collateral held by the Lender hereunder or under any other Loan Document. At such time after the Maturity Date as all Obligations have been fully paid and satisfied (other than any contingent indemnification obligations not due and owing), the security interest granted hereunder shall automatically terminate and the Lender shall promptly deliver to the relevant Loan Party any Collateral delivered by such Loan Party to Lender pursuant to this Agreement and execute and deliver all UCC termination statements and/or other documents reasonably requested by such Loan Party to evidence such termination.

13.       GENERAL PROVISIONS.

13.1       Rights Cumulative. The Lender’s rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which the Lender may have under any other agreement or instrument, by operation of law or otherwise.

13.2       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflicts of law principles of such state. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York; provided that any judicial proceeding by Borrower against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York. By execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 13.4 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

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13.3       Successors and Assigns. This Agreement is entered into for the benefit of the parties hereto and their successors and assigns. It shall be binding upon and shall inure to the benefit of the parties, their successors and assigns. The Lender shall have the right, without the necessity of any further consent or authorization by any Loan Party, to sell, assign, securitize or grant participation in all, or a portion of, the Lender’s interest in the Loan, to other financial institutions and to any Person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in loans and extensions of credit in the ordinary course of its business, in each case, of the Lender’s choice and on such terms as are acceptable to the Lender in its sole discretion.

13.4       Notice. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, certified U.S. mail with return receipt requested, or nationally recognized overnight courier with receipt requested, effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

If to Lender:

FB Lending, LLC

1999 Avenue of the Stars, Suite 2040

Los Angeles, CA 90067

Attn: Vikas Tandon

Telephone:

Facsimile:

Email:

With a copy (that shall not constitute notice) to:

Arent Fox LLP

1301 Avenue of the Americas, Floor 42

New York, NY 10019

Telephone:

Facsimile:

Attn: Robert M. Hirsh

Attn: Dennis Henderson

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If to any Borrower:

FAT Brands, Inc.

9720 Wilshire Blvd., Suite 500

Beverly Hills, CA 90212

Attention: Andrew A. Wiederhorn

Facsimile:

Email:

With a copy (that shall not constitute notice) to:

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA 90067

Attention: Allen Z. Sussman, Esq.

Facsimile:

Email:

13.5       Strict Performance. The failure, at any time or times hereafter, to require strict performance by any Loan Party of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of any Default or Event of Default by any Loan Party under this Agreement or any other Loan Document shall not suspend, waive or affect any other Default or Event of Default by such Loan Party under this Agreement or any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or a different type.

13.6       Waiver. Each Loan Party waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

13.7       Construction of Agreement. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided mutually without regard to events of authorship or negotiation.

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13.8       Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not a Default or an Event of Default then exists or any of the transactions contemplated under this Agreement are concluded, Lender employs counsel for advice or other representation, or incurs legal expenses, or consulting fees and expenses, or other costs or out-of-pocket expenses in connection with: (a) (i) the negotiation and preparation of this Agreement and the other Loan Documents or (ii) any amendment of or modification of this Agreement or any other Loan Document; (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby or thereby; (c) periodic audits and appraisals performed by Lender as permitted hereunder; (d) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Lender, any Loan Party or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document; (e) the perfection of any lien on the Collateral; (f) any attempt to enforce any rights or remedies of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any other Loan Document; or (g) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys’ fees and actual expenses arising from such services and all expenses, costs, charges and other fees of such counsel of the Lender or relating to any of the events or actions described in this Section 13.8 shall be payable by the Borrower to the Lender, and shall be additional Obligations under this Agreement secured by the Collateral. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of the Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement, by reason of any existing or hereafter enacted federal or state statute, the Borrower will pay (or will promptly reimburse the Lender for the payment of) all such taxes including, but not limited to, any interest and penalties thereon, and will indemnify, defend and hold the Lender harmless from and against any liability in connection therewith. The Borrower shall also reimburse the Lender for all other expenses incurred by the Lender in connection with the transactions contemplated under this Agreement or the other Loan Documents, including, without limitation, all UCC filing fees and all other filing fees in connection with perfection of the Lender’s security interests in the Collateral, fees in connection with any bank account, wire charges, automatic clearing house fees and other similar costs and expenses.

13.9       Waiver of Right to Jury Trial.

(a)       The Loan Parties and the Lender recognize that in matters related to the Loan and this Agreement, and as it may be subsequently modified and/or amended, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge). By execution of this Agreement, the Lender and the Loan Parties will give up their respective right to a trial by jury. Each Loan Party and the Lender each hereby expressly acknowledges that this waiver is entered into to avoid delays, minimize trial expenses, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with the Note and this Agreement.

(b)       WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH LOAN PARTY AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH LOAN PARTY OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE LOAN, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

C.       CERTIFICATIONS. EACH LOAN PARTY HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH LOAN PARTY ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

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13.10       Indemnification by Borrower/Waiver of Claims. The Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees, consultants, attorneys and agents from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, the actual fees and expenses of counsel) which may be incurred by or asserted against the Lender or any such other Person in connection with:

(a)       any investigation, action or proceeding arising out of or in any way relating to this Agreement, the Loan, any of the other Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral, or any act or omission relating to any of the foregoing; or

(b)       any taxes, liabilities, claims or damages in connection with the Loan or this Agreement and relating to any Loan Party, its employees, the Collateral or Lender’s liens thereon; or

(c)       the correctness, validity or genuineness of any instrument or document that may be released or endorsed to any Loan Party by the Lender (which shall automatically be deemed to be without recourse to Lender in any event), or the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; or

(d)       any broker’s commission, finder’s fee or similar charge or fee in connection with the Loan and the transactions contemplated in this Agreement.

Notwithstanding anything contained herein to the contrary, the Borrower’s indemnification obligations under this Section 13.10 shall not apply to any claims, damages, liabilities, costs and expenses solely attributable to the Lender’s gross negligence or willful misconduct, and (ii) shall survive repayment of the Obligations and the termination of this Agreement and the other Loan Documents.

13.11       Savings Clause for Indemnification. To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 13.10 above may be unenforceable because it violates any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 13.10.

13.12       Waiver. To the extent permitted by applicable law, no claim may be made by any Loan Party or any other Person against the Lender or any of its Affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and each Loan Party hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Neither Lender nor any of its Affiliates, partners, officers, employees, agents, attorneys or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.

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13.13       Entire Agreement; Waiver/Lender’s Consent; Amendment. This Agreement (including the Exhibits and Schedules thereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written. No waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in a writing signed by the Lender and the Loan Parties.

13.14       Cross Default; Cross Collateral. The Borrower hereby agrees that (a) all other agreements between the Borrower and the Lender are hereby amended so that a Default or an Event of Default under this Agreement is a default under all such other agreements and a default under any one of the other agreements is a Default or an Event of Default under this Agreement, and (b) the Collateral under this Agreement secures the Obligations now or hereafter outstanding under all other agreements between the Borrower and Lender and the Collateral pledged under any other agreement with Lender secures the Obligations under this Agreement.

13.15       Execution in Counterparts. This Agreement and any other Loan Document may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or and any other Loan Document by telecopier, facsimile machine, portable document format or other electronic means shall be as effective as delivery of a manually executed counterpart thereof.

13.16       Severability of Provisions. Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

13.17       Headings. The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

13.18       Exhibits and Schedules. All of the Exhibits and Schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

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13.19       No Broker’s Fee. Notwithstanding anything contained herein or in any Loan Documents, the Borrower shall be solely responsible for any broker’s commission, finder’s fee or similar charge or fee in connection with the Loans and the transactions contemplated in this Agreement.

13.20       Marketing and Advertising. Each Loan Party hereby authorizes and gives permission for the Lender and its Affiliates to use the legal or fictional company name, logo, trademark and/or personal quotes in connection with promotional materials that Lender may disseminate to the public relating to Lender’s relationship with the Loan Parties. Promotional materials may include, but are not limited to, brochures, video tapes, emails, internet websites, advertising in newspapers and/or other periodicals, lucites, pictures and photographs. Lender shall provide each Loan Party with a copy of promotional materials prepared by the Lender or its Affiliates prior to making such promotional materials available to the public.

[Signatures Continued on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized on the day and year first above written.

BORROWER:

Fat Brands Inc., a Delaware corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

GUARANTORS:

Fatburger North America, Inc., a Delaware corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

Ponderosa Franchising Company LLC, a Delaware limited liability company

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Manager

Bonanza Restaurant Company LLC, a Delaware limited liability company

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Manager

[Signature Page to Loan and Security Agreement]

Ponderosa International Development, Inc., a Delaware corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

Puerto Rico Ponderosa, Inc., a Delaware corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

Buffalo’s Franchise Concepts, Inc., a Nevada corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

Buffalo’s Franchise Concepts Inc., a Georgia corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

[Signature Page to Loan and Security Agreement]

Fatburger Corporation, a Delaware corporation

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chef Executive Officer

Homestyle Dining LLC, a Delaware limited liability company

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Manager

[Signature Page to Loan and Security Agreement]

LENDER:

FB Lending, LLC

By:	/s/ Vikas Tandon
Name:	Vikas Tandon
Title:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

EXHIBIT A

FORM OF NOTICE OF BORROWING

VIA EMAIL

FB Lending, LLC

1999 Avenue of the Stars, Suite 2040

Los Angeles, CA 90067

Attn: Vikas Tandon

July 3, 2018

Re: Request for loan

Reference is made to that certain Loan and Security Agreement, dated as of July 3, 2018 (the “Loan Agreement”), by and among, inter alia, FAT Brands Inc., a Delaware corporation (the “Borrower”) and FB Lending, LLC, a California limited liability corporation (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

1.	The undersigned requests a $16,000,000 Loan pursuant to Section 2.1 of the Loan Agreement.

2.	The requested date of funding of the Loan shall be July 3, 2018 (the “Funding Date”).

3.	Borrower hereby authorizes and directs Lender to disburse the proceeds of the $16,000,000 Loan on the Funding Date [in the amounts and] to the account(s) indicated below:

Amount:	_____________________
Name of Bank:	_____________________
ABA Routing No.:	_____________________
Account #:	_____________________
Account Name:	_____________________
Reference:	_____________________

Amount:	_____________________
Name of Bank:	_____________________
ABA Routing No.:	_____________________
Account #:	_____________________
Account Name:	_____________________
Reference:	_____________________

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has executed this Notice of Borrowing on the date set forth above.

FAT Brands, Inc.

By:
Name:
Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

The Borrower hereby certifies to the Lender, in accordance with the provisions of that certain Loan and Security Agreement dated as of July 3, 2018 by and among the Borrower, the Guarantors party thereto and the Lender, as the same from time to time may be amended, supplemented or otherwise modified (the “Agreement”; all capitalized terms used and not defined herein have the meanings set forth in the Agreement) that:

(i)       the Loan Parties have complied in all material respects with all the terms, covenants and conditions of the Agreement which are binding upon it;

(ii)       there exists no Event of Default or Default as defined in the Agreement;

(iii)       the representations and warranties contained in the Agreement are true in all material respects with the same effect as though such representations and warranties had been made on the date hereof; and

(iv)       the financial statements to which this Compliance Certificate is attached present fairly in all material respects the financial condition and results of operation of the Loan Parties as of the dates and for the periods indicated in accordance with GAAP applied on a consistent basis, subject to normal year-end audit adjustments and the absence of footnotes in quarterly financial statements.

WITNESS the signature of the undersigned duly authorized officer of Borrower on _______________, 20___.

FAT Brands Inc.

By:
Name:
Title:

EXHIBIT C

WARRANT

EXHIBIT D

FORM OF COLLATERAL ACCESS AGREEMENT